Exhibit 10.1

EMPLOYMENT AGREEMENT

[Conformed Copy Effective March 5, 2012 as Amended December 21, 2012]

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 5, 2012 by and between PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Stephen M. Ritchie, a resident of the Commonwealth of Kentucky (“Executive”).

RECITALS

A.                                    The Executive is currently the Senior Vice President, North American Operations of the Company.

B.                                    The Company desires to continue the employment of Executive, and Executive wishes to continue such employment as Senior Vice President, North American Operations of the Company, to be governed by the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.                                      Effective Date.  The terms and conditions of Executive’s employment hereunder shall become effective upon March 5, 2012 (the “Effective Date”).

2.                                      Employment.  Subject to all the terms and conditions of this Agreement, Executive’s period of employment under this Agreement shall be the period commencing on the Effective Date and ending on March 5, 2015 (the “Third Anniversary Date”), which term, unless otherwise agreed to by the parties, shall be extended on the Third Anniversary Date and on each anniversary of that date thereafter, for a period of one year (which term together with such extensions, if any, shall be hereinafter defined as the “Term”), unless the Executive’s employment terminates earlier in accordance with Section 9 hereof.  Either party may elect not to renew the Agreement by providing written notice to the other party at least sixty (60) days prior to the expiration of the Term.  Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

3.                                      Position and Duties.

(a)                                 Employment with the Company.  Executive shall be employed as the Senior Vice President, North American Operations of the Company, and/or such other titles as the Company reasonably may designate, and shall perform such duties and responsibilities as the Company shall reasonably assign to Executive from time to time, including duties and responsibilities relating to the Company’s wholly-owned and partially owned subsidiaries and other affiliates.

(b)                                 Performance of Duties and Responsibilities.  Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote full working time, attention and efforts to the business of the Company during Executive’s employment with the Company hereunder. While Executive is employed by the Company during the Term, Executive shall report to the Chief Executive Officer of the Company or to such other person as designated by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement. During Executive’s employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as may be approved in writing by the Board. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of Executive’s duties and responsibilities hereunder.

4.                                      Compensation.

(a)                                 Base Salary. As of the Effective Date, the Company shall pay to Executive an annual base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. Executive’s base salary shall be reviewed on an annual basis by the Compensation Committee of the Board, at the same time and in the same manner as compensation is reviewed by the Compensation Committee for other officers of the Company generally, to determine whether it should be increased.

(b)                                 Incentive Bonus and Equity Awards.  Executive shall be entitled to participate in such incentive-based compensation plans or equity-based compensation plans of the Company and its affiliates in effect from time to time for executives of the Company, and as approved by and at the discretion of the Compensation Committee.

In the event of a termination of Executive’s Employment by the Company other than for Cause (as defined below), and contingent upon Executive’s execution of a full release of claims in the manner set forth in Section 10(g), all options and other equity awards, other than performance-based awards (which shall be governed by the terms of the applicable award agreement)  granted under any stock option and stock incentive plans of the Company that are outstanding as of the date of termination shall be credited with an additional 6 months of Service (as defined in the Company’s 2011 Omnibus Incentive Plan, referred to herein as the “Plan”) for purposes of vesting in such award. Except as specifically set forth herein, all equity awards held by Executive shall continue to be governed by the applicable plan and award agreements, including with respect to Corporate Transactions (as defined in the Plan) and post-termination exercisability of awards.

(c)                              Benefits.  Executive shall be entitled to participate in all employee benefit plans and programs of the Company that are available to executive officers generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(d)                                 Expenses.  The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expenses, expense verification and documentation.

(e)                                  Vacations and Holidays.  Executive shall be entitled to such vacation and holiday benefits as provided to officers generally, as the Company establishes by policy from time to time.  Executive shall coordinate Executive’s vacation schedule with the Company so as not to impose an undue burden on the Company.

5.                                      Affiliated Entities.  As used in this Agreement, “Company” shall include the Company and each corporation, limited liability company, partnership, or other entity that is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests), provided, however, that the Executive’s title need not be identical for each of the affiliated entities nor the same as that for the Company.

6.                                      Confidential Information and Other Agreements. Executive agrees to abide by the terms of any and all agreements and obligations to the Company regarding confidentiality, including but not limited to any offer letter, Code of Ethics provision, policy, or the Executive’s November 21, 2011 Confidentiality, Non-Disparagement and Dispute Resolution Agreement, all the terms of which are reiterated and incorporated by reference herein, and any successor agreements of similar nature executed by Executive from time to time.

7.                                      Noncompetition Covenant. Executive agrees to abide by the terms of Executive’s January 17,2011 Confidentiality and Non-Competition Agreement, which is reiterated and incorporated by reference herein, and any successor agreements of similar nature executed by Executive from time to time.

8.                                      Intellectual Property.

(a)                                 Disclosure and Assignment.  As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, trade secret and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive is employed by the Company, whether or not conceived or reduced to practice during the regular hours of Executive’s employment (collectively, “Creations”) and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others Executive he is employed by the Company that relates to the Company’s business (collectively, “Works”) whether or not created during the regular hours of Executive’s employment. Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Work and Creation. Every copyrightable Work, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)                                 Trademarks.  All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(c)                                  Documentation.  Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute, defend and enforce such registration applications and other documents it deems useful to protect or enforce its rights hereunder.

9.                                      Termination of Employment.

(a)                                 Executive’s employment with the Company shall terminate immediately upon:

(i)  Executive’s receipt of written notice from the Company of the termination of Executive’s employment;

(ii)  the Company’s receipt of Executive’s written or oral resignation from the Company;

(iii)  Executive’s Disability (as defined in the Plan); or

(iv)  Executive’s death.

(b)                                 The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

10.                               Payments upon Termination of Employment.

(a)                                 If Executive’s employment with the Company is terminated by reason of:

(i)  Executive’s abandonment of Executive’s employment or Executive’s resignation for any reason (whether or not such resignation is set forth in writing or otherwise communicated to the Company);

(ii)  termination of Executive’s employment by the Company for Cause (as defined below); or

(iii)  termination of Executive’s employment by the Company without Cause following expiration of the Term;

the Company shall pay to Executive his or her then-current base salary through the Termination Date and any and all other benefits to which Executive may be entitled under any applicable Company policy, plan or procedure (without duplication of benefits).

(b)                                 Except in the case of a Change in Control, which is governed by Section 10(c) below, if Executive’s employment with the Company is terminated by the Company pursuant to Section 9(a)(i) effective prior to the expiration of the Term for any reason other than for Cause (as defined below), then the Company shall pay to Executive, subject to Section 10(g) of this Agreement and in addition to the consideration described in Section 4(b) above, the following amounts:

(i)  Executive’s then-current base salary through the Termination Date;

(ii)  pro rata portions of any quarterly and annual non-equity bonus payouts under any non-equity incentive-based compensation plans then in effect (provided that any applicable performance measures are achieved); and

(iii)  the amount of Executive’s then current base salary that Executive would have received from the Termination Date through the date that is nine months following such Termination Date.

Any amount payable to Executive pursuant to Section 10(b)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in the same periodic installments in accordance with the Company’s regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law. Any amount payable to Executive pursuant to Section 10(b)(ii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in the same manner and at the same time that incentive bonus payments are made to current employees of the Company, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and no later than March 15th of the year following the year in which the Termination Date occurs.

(c)                                  If Executive’s employment is terminated by the Company without Cause following a Change in Control as defined in this Agreement and before the end of the Term, or if the Executive’s employment is terminated by the Executive for Good Reason following a Change in Control and before the end of the Term, then the Company shall pay to Executive, subject to Executive’s compliance with Section 10(g) of this Agreement, the lesser of the total of Executive’s then current base salary and prorated non-equity incentive bonus payouts as referenced above through the end of the Term of the Agreement, or nine months of Executive’s current base salary.

(i)  A “Change of Control” shall mean that a “Corporate Transaction” as defined in the Plan has taken place during the Term.

(ii)  A termination by Executive for “Good Reason” shall mean a termination based on:

(A)  the assignment to Executive of different job responsibilities that results in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B)  a material reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C)  a material reduction by the Company or the surviving company in total benefits available to Executive under cash incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D)  the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 13(g) hereof.

(d)                                 If Executive’s employment with the Company is terminated effective prior to the expiration of the Term by reason of Executive’s death or Disability, the Company shall pay to Executive or Executive’s beneficiary or estate, as the case may be, Executive’s then-current base salary through the Termination Date, any earned and unpaid quarterly non-equity incentive bonus for the fiscal quarter preceding the fiscal quarter in which the Termination Date occurs and a pro-rated portion of any quarterly and annual non-equity incentive bonus for the fiscal quarter in which the Termination Date occurs (provided that any applicable performance measures are achieved), based on the number of days during such fiscal quarter that Executive was employed by the Company, payable in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company but in no event no later than March 15th of the year following the calendar year in which the Termination Date occurs.

(e)                                  “Cause” hereunder shall mean:

(i)  gross negligence or willful misconduct in connection with the performance of duties;

(ii)  conviction of a criminal offense (other than minor traffic offenses) that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise;

(iii)  material breach of any term of any agreement between the Executive and the Company, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement;

(iv)  acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise; or

(v)  commission of any act of fraud or embezzlement against the Company.

(f)                                   “Disability” hereunder shall have the same meaning as contained in the Company’s Plan.

(g)                                  Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 10 of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement and any other agreements between the Executive and the Company as of the dates of the payments.  Within five business days of the Termination Date, the Employer shall deliver to the Executive the release for the Executive to execute.  The Executive will forfeit all rights to accelerated vesting in equity pursuant to Section 4(b) and to the payments provided pursuant to Section 10(b)(ii) and (iii) unless the Executive executes and delivers to the Company the release within 30 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”).  The Company shall have no obligation to provide the payments pursuant to Section 10(b)(ii) and (iii) prior to the Release Effective Date.  Payments will commence with the next regular payroll date that occurs more than three business days after the Release Effective Date, with any payment that would have been made but for the Release Effective Date not having occurred being made at that time, provided, however, that if the length of the five business day release delivery date, plus the 30 day or any other applicable review period, plus any revocation period, each as described above or in the release described above, begins in one taxable year and ends in the next taxable year, the Release Effective Date will not occur until the next taxable year.

(h)                                 To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)(“Section 409A”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 10(h).

(i) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance shall be treated as a right to receive a series of separate and distinct payments.

(ii) The Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) Notwithstanding any other provision hereof, to the extent the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code and the final regulations promulgated thereunder, and any portion of Executive’s severance pay is not exempt from Section 409A of the Internal Revenue Code, but would otherwise be payable within the first six (6) months following the date of the Executive’s date of termination, such severance pay will not be paid to the Executive until the first payroll date of the seventh (7th) month following the date of termination.

(iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

11.                               Return of Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive’s possession or under Executive’s control.

12.                               Remedies.  Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Executive of the provisions of Sections 6, 7, 8, and 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Any such action shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

13.                               Miscellaneous.

(a)                                 Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles.

(b)                                 Dispute Resolution. The parties agree that to the extent permitted by law, any dispute arising between Executive and Company, including whether any provision of this Agreement has been breached, shall be resolved through confidential mediation or confidential binding arbitration. Any such dispute shall initially be submitted for resolution to a neutral mediator, mutually selected by the parties. If such dispute is not resolved to the satisfaction of the parties, or the parties cannot agree upon a mediator, then it shall be submitted for resolution by a neutral arbitrator, to be mutually selected by the parties from a list provided by the American Arbitration Association, with such resolution to be made pursuant to that organization’s then-current Employment (or other applicable) Arbitration Rules and Mediation Procedures. The parties agree that Company shall bear the costs of any mediation or arbitration arising under this Agreement, although each party shall be responsible for its own attorneys’ fees.  The parties agree to keep confidential both the fact that any mediation/arbitration has or will take place between them, all facts related thereto, and any resolution thereunder. Any resolution reached via mediation or award of an arbitrator shall be final and binding on the parties.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)                                 No Violation of Other Agreements.  Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement, (ii) Executive’s employment with the Company, nor (iii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(e)                                  Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f)                                   No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)                                  Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. After any assignment by the Company pursuant to this Section 13(g), the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement.

(h)                                 Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(i)                                     Severability.  To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(j)                                    Survival.  The terms and conditions set forth in Sections 6, 7, 8, 9, 11, 12, and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive’s employment for any reason.

(k)                                 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(l)                                     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, to the Chief Executive Officer at the Company’s principal place of business, and if to Executive, at Executive’s home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on this 5th day of March, 2012.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Tony Thompson

Title:	Executive Vice President, Global Operations

/s/ Stephen M. Ritchie
Stephen M. Ritchie